Exhibit 3(i)

Certificate of Amendment of the
Certificate of Incorporation of
3M Company

3M COMPANY, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.                  The Certificate of Incorporation of the Corporation is hereby amended by deleting Article TENTH thereof and inserting the following in lieu thereof:

TENTH: A. The number of directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. At the 1986 Annual Meeting of Stockholders of the Corporation, the directors shall be divided, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number of directors as possible, as determined by the Board of Directors, with the term of office of the first class to expire at the Annual Meeting of Stockholders to be held in 1987, the term of office of the second class to expire at the Annual Meeting of Stockholders to be held in 1988, and the term of office of the third class to expire at the Annual Meeting of Stockholders to be held in 1989, with each class of directors to hold office until their successors are duly elected and have qualified. At each Annual Meeting of Stockholders following such initial classification and election until the 2007 Annual Meeting of Stockholders, directors elected to succeed those directors whose terms expire at such annual meeting, other than those directors elected under particular circumstances by a separate class vote of the holders of any class or series of stock having a preference over the common stock, of a par value of $0.01 per share, of the Corporation (the “Common Stock”) as to dividends or upon liquidation of the Corporation, shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders in the third year following the year of their election and until their successors are duly elected and have qualified. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number of directors as possible, as determined by the Board of Directors. The terms of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2007 Annual Meeting of Stockholders of the Corporation shall expire at such time. At each Annual Meeting of Stockholders beginning with the 2007 Annual Meeting of Stockholders of the Corporation, the directors shall not be classified, and the directors shall be elected annually and shall hold office for a term expiring at the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The provisions of this Paragraph are subject to the provisions of Paragraph D of this Article.

B.    Except as may be provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation of the Corporation relating to the rights of the holders of such class or series to elect, by separate class vote, additional directors, prior to the 2007 Annual Meeting of Stockholders of the Corporation, no member of the Board of Directors may be removed from office except for cause. Except as may be provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation of the Corporation relating to the rights of the holders of such class or series to elect, by separate class vote, additional directors, from and after the 2007 Annual Meeting of Stockholders of the Corporation, any member of the Board of Directors may be removed from office with or without cause.

C.            Subject to the provisions of Paragraph D of this Article TENTH, newly created directorships resulting from an increase in the number of directors of the Corporation and vacancies occurring in the Board of Directors resulting from death, resignation, retirement, removal, or any other reason shall be filled by the affirmative vote of a majority of the directors, although less than a quorum, then remaining in office and elected by the holders of the capital stock of the Corporation entitled to vote generally in the election of directors or, in the event that there is only one such director, by such sole remaining director. Prior to the 2007 Annual Meeting of Stockholders of the Corporation, any director elected in accordance with the preceding sentence shall hold office for the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

D.            In the event that the holders of any class or series of stock of the Corporation having a preference over the Common Stock as to dividends or upon liquidation of the Corporation are entitled, by a separate class vote, to elect directors pursuant to the terms of such class or series, then the provisions of such class or series with respect to such rights of election shall apply to the election of such directors. The number of directors that may be elected by the holders of any such class or series of stock shall be in addition to the number fixed by or pursuant to the Bylaws. Except as otherwise expressly provided in the terms of such class or series, the number of directors that may be so elected by the holders of any such class or series of stock shall be elected for terms expiring at the next Annual Meeting of Stockholders and without regard to any classification of the remaining members of the Board of Directors, and vacancies among directors so elected by the separate class vote of any such class or series of stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such class or series, or, if there are no such remaining directors, by the holders of such class or series in the same manner in which such class or series initially elected a director.

If at any meeting for the election of directors, more than one class of stock, voting separately as classes, shall be entitled to elect one or more directors and there shall be a quorum of only one such class of stock, that class of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or classes of stock.

2.                  The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, 3M COMPANY has caused this Certificate to be executed by Gregg M. Larson, its Associate General Counsel and Secretary, on this 15th of May 2006.

3M COMPANY

By:	/s/ Gregg M. Larson
	Name:	Gregg M. Larson
	Office:	Associate General Counsel and Secretary